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                 June 22, 2023

       Dennis Higgs
       Chief Executive Officer
       Austin Gold Corp.
       1021 West Hastings Street, 9th Floor
       Vancouver, British Columbia, Canada V6E 0C3

                                                        Re: Austin Gold Corp.
                                                            Registration
Statement on Form F-3
                                                            Filed June 14, 2023
                                                            File No. 333-272626

       Dear Dennis Higgs:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Cheryl Brown, Staff Attorney, at (202) 551-3905 or Daniel Morris, Legal
       Branch Chief, at (202) 551-3314 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Jason Brenkert, Esq.